Exhibit 99.1

Avinger Reports Fourth Quarter and Full Year 2023 Results

New Strategic Partnership Provides Funding to Support U.S. Growth Initiatives and Coronary Product Development, Opens New Pathway for Sales in Asia

Redwood City, Calif., March 20, 2024 - Avinger, Inc. (Nasdaq: AVGR), a commercial-stage medical device company developing and marketing the first and only intravascular image-guided, catheter-based systems for diagnosis and treatment of vascular disease, today reported results for the fourth quarter and full year ended December 31, 2023.

Fourth Quarter and Recent Highlights

●

Announced up to $15 million strategic financing and partnership agreement with Zylox-Tonbridge, a leading provider of neuro- and peripheral-vascular interventional solutions in China, with $7.5 million initial equity investment funded in March 2024

●	Reported fourth quarter 2023 revenue of $1.9 million, a sequential increase of 5%, and gross margin of 20%
●	Expanded sales team by more than 25% and deepened Avinger’s presence in key Midwest, Texas and Florida markets
●	Expanded full commercial launch of Tigereye ST, Avinger’s most advanced image-guided peripheral CTO-crossing device, based on strong momentum in the fourth quarter
●	Continued limited launch of the new Pantheris LV (large vessel) image-guided atherectomy device in anticipation of full commercial launch
●

Advanced development of proprietary image-guided coronary CTO-crossing system, including completion of Phase 2 design selection and multiple rounds of animal and cadaver heart studies, with IDE submission anticipated in the third quarter of 2024

"We are excited to begin our strategic partnership with Zylox-Tonbridge, a dynamic leader in the peripheral interventional market in China,” said Jeff Soinski, Avinger’s President and CEO. “Not only does this partnership provide strategic equity funding to support our growth initiatives in the U.S. market and advance development of our first coronary product, it also opens a proven commercial channel for Avinger products to enter the robust and growing Greater China market. The strategic relationship provides the opportunity for Avinger to partner with Zylox-Tonbridge to develop a more cost-efficient manufacturing structure to support the growth of global sales and improve gross margin. It also allows Avinger to access certain of Zylox-Tonbridge’s high-quality peripheral products for distribution in the U.S. and Germany, providing the opportunity for incremental revenue growth and increased sales productivity without significant R&D investment.

“Across our existing commercial portfolio, commercial launch activity for the Tigereye ST CTO-crossing catheter is showing exciting momentum in the marketplace, and we intend to build on this success with the full commercial launch of our Pantheris LV image-guided atherectomy system later this year. We have also seen good early signs of success with our sales team expansion efforts, growing the team by more than 25% since the end of the third quarter and strengthening our presence in key Midwest, Texas and Florida markets.

“We are excited about the development progress on our first coronary product application, including completion of Phase 2 design selection and now three animal studies and two cadaver heart studies with key opinion leader physicians at one of the nation’s top clinical institutions. We anticipate filing an IDE application with the FDA in the third quarter of 2024 to allow for the initiation of a clinical study following approval. In entering the coronary space, we seek to offer a superior, simplified, and more predictable clinical outcome for crossing chronic total occlusions in the coronary arteries, a procedure that is currently characterized by complex, highly invasive procedures and uncertain outcomes. We believe that our proprietary image-guided approach has the potential to redefine this large and underserved market, while immediately accessing established reimbursement codes for coronary CTO-crossing and OCT-diagnostic imaging following clearance.”

Fourth Quarter 2023 Financial Results

Total revenue was $1.9 million for the fourth quarter of 2023, compared with $1.8 million in the third quarter of 2023 and $2.0 million in the fourth quarter of 2022. The Company has expanded the sales force by more than 25% since the end of the third quarter to drive revenue growth in 2024.

Gross margin for the fourth quarter of 2023 was 20%, compared with 21% in the third quarter of 2023 and 34% in the fourth quarter of 2022. The change in gross margin primarily reflects lower production activity during the fourth quarter of 2023 as the Company seeks to optimize inventory levels and increased non-cash stock-based compensation expense. Operating expenses for the fourth quarter of 2023 were $5.0 million, compared with $4.4 million in the third quarter of 2023 and $4.5 million in the fourth quarter of 2022. The increase in operating expense is primarily related to the increase in sales headcount, corporate expense related to the Zylox-Tonbridge transaction, and non-cash stock-based compensation expense.

Net loss and comprehensive loss for the fourth quarter of 2023 was $5.0 million, compared with $4.5 million in the third quarter of 2023 and $4.2 million in the fourth quarter of 2022.

Adjusted EBITDA, as defined under non-GAAP financial measures in this press release, was a loss of $4.3 million, compared to a loss of $3.7 million in the third quarter of 2023 and a loss of $3.8 million in the fourth quarter of 2022. For more information regarding non-GAAP financial measures discussed in this press release, please see “Non-GAAP Financial Measures” below, as well as the reconciliation of non-GAAP measures to the nearest GAAP measure, provided in the tables below.

Cash and cash equivalents totaled $5.3 million as of December 31, 2023. The Company subsequently raised gross proceeds of $7.5 million in March 2024 through the closing of the Zylox-Tonbridge initial equity investment.

Concurrent with the Zylox-Tonbridge initial investment, CRG Partners, the primary holder of Avinger debt and preferred equity exchanged its Series A preferred stock with an aggregate liquidation preference of approximately $60 million for new Series A-1 preferred stock with a value of $10 million. The new Series A-1 preferred stock is convertible at a conversion price of $3.66 per share and carries no liquidation preference or dividend preference. Additionally, CRG extended principal payments on Avinger’s debt from the first quarter of 2024 to the first quarter of 2027, with interest payments accruing during this time.

Conference Call

Avinger will hold a conference call today, March 20, 2024, at 4:30pm ET to discuss its fourth quarter 2023 financial results.

To listen to a live webcast, please visit http://www.avinger.com and select Investor Relations. To join the call by telephone, please dial +1-973-528-0011 and use passcode 669593. A webcast replay of the call will be available on Avinger's website following completion of the call at www.avinger.com.

About Avinger, Inc.

Avinger is a commercial-stage medical device company that designs and develops the first image-guided, catheter-based system for the diagnosis and treatment of patients with vascular disease in the peripheral and coronary arteries. Avinger is dedicated to radically changing the way vascular disease is treated through its Lumivascular platform, which currently consists of the Lightbox series of imaging consoles, the Ocelot and Tigereye® family of chronic total occlusion (CTO) catheters, and the Pantheris® family of atherectomy devices for the treatment of peripheral artery disease (PAD), estimated to affect more than 200 million people worldwide. Avinger is developing its first product application for the treatment of coronary artery disease (CAD), an image-guided system for CTO-crossing in the coronary arteries, which provides the opportunity to redefine a large and underserved market. Avinger is based in Redwood City, California. For more information, please visit www.avinger.com.

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Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding our future performance, , patient and physician benefits of our products, the impacts of our products on the treatment of vascular disease, our ability to successfully develop new products, the timing of the full commercial launch of our Pantheris LV image-guided atherectomy system, and the timing of our IDE application, the benefits of our partnership with Zylox-Tonbridge, including relating to our products entering the China market, the opportunity to develop a more cost-efficient manufacturing structure and potential revenue growth and increased sales productivity. Such statements are based on current assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties, many of which are beyond our control, include our dependency on a limited number of products; the resource requirements related to Pantheris, Tigereye and our Lightbox imaging console; the outcome of clinical trial results; the adoption of our products by physicians; our ability to obtain regulatory approvals for our products; as well as the other risks described in the section entitled "Risk Factors" and elsewhere in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 20, 2024, and Quarterly Reports on Form 10-Q. These forward-looking statements speak only as of the date hereof and should not be unduly relied upon. Avinger disclaims any obligation to update these forward- looking statements.

Non-GAAP Financial Measures

Avinger has provided in this press release financial information that has not been prepared in accordance with generally accepted accounting principles in the United States (GAAP). The Company uses these non-GAAP financial measures internally in analyzing its financial results and believes that the use of these non-GAAP financial measures is useful to investors as an additional tool to evaluate ongoing operating results and trends and in comparing the Company’s financial results with other companies in its industry, many of which present similar non-GAAP financial measures.

The presentation of these non-GAAP financial measures should not be considered in isolation or as a substitute for comparable GAAP financial measures, and should be read only in conjunction with the Company’s financial statements prepared in accordance with GAAP. A reconciliation of the Company’s non-GAAP financial measures to their most directly comparable GAAP measures has been provided in the financial statement tables included in this press release, and investors are encouraged to review these reconciliations.

Adjusted EBITDA. Avinger defines Adjusted EBITDA as net loss and comprehensive loss plus interest expense, net, plus other income, net, plus stock-based compensation expense plus certain inventory charges plus certain depreciation and amortization expense. Investors are cautioned that there are a number of limitations associated with the use of non-GAAP financial measures as analytical tools. Furthermore, these non-GAAP financial measures are not based on any standardized methodology prescribed by GAAP, and the components that Avinger excludes in its calculation of non-GAAP financial measures may differ from the components that its peer companies exclude when they report their non-GAAP results of operations. Avinger compensates for these limitations by providing specific information regarding the GAAP amounts excluded from these non-GAAP financial measures. In the future, the Company may also exclude other non-recurring expenses and other expenses that do not reflect the Company’s core business operating results.

Investor Contact:

Matt Kreps

Darrow Associates Investor Relations

(214) 597-8200

mkreps@darrowir.com

Public Relations Contact:

Phil Preuss

Chief Commercial Officer

Avinger, Inc.

(650) 241-7942

pr@avinger.com

Statements of Operations and Comprehensive Loss

(in thousands, except per share amounts)

	(Unaudited)
	For the Three Months Ended			Twleve Months Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2023	2023	2022	2023	2022

Revenues	$1,906	$1,817	$2,001	$7,652	$8,273
Cost of revenues	1,532	1,429	1,318	5,649	5,619
Gross profit	374	388	683	2,003	2,654

Operating expenses
Research and development	1,152	1,044	1,146	4,540	4,390
Selling, general and administrative	3,837	3,377	3,359	14,098	14,221
Total operating expenses	4,989	4,421	4,505	18,638	18,611

Loss from operations	(4,615)	(4,033)	(3,822)	(16,635)	(15,957)

Interest expense, net	(427)	(455)	(379)	(1,719)	(1,665)
Other income (expense), net	18	12	19	34	(1)
Net loss and comprehensive loss	(5,024)	(4,476)	(4,182)	(18,320)	(17,623)
Waiver (accretion) of preferred stock dividends	-	2,436	(1,129)	-	(4,510)
Deemed dividend arising from beneficial conversion feature of convertible preferred stock	-	-	-	-	(5,111)
Net loss applicable to common stockholders	$(5,024)	$(2,040)	$(5,311)	$(18,320)	$(27,244)

Net loss per share attributable to common stockholders basic and diluted	$(3.93)	$(2.92)	$(10.52)	$(23.31)	$(65.33)

Weighted average common shares used to compute net loss per share, basic and diluted	1,280	698	505	786	417

All share and per share data reflect the impact of the reverse stock splits effective September 12, 2023 and March 14, 2022.

Reconciliation of Adjusted EBITDA to Net Loss and Comprehensive Loss

(in thousands)

	(unaudited)
	For the Three Months Ended			Twleve Months Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2023	2023	2022	2023	2022

Net loss and comprehensive loss	$(5,024)	$(4,476)	$(4,182)	$(18,320)	$(17,623)
Add: Interest expense, net	427	455	379	1,719	1,665
Add: Other (income) expense, net (1)	(18)	(12)	(19)	(34)	1
Add: Stock-based compensation	237	219	1	940	127
Add: Certain depreciation and amortization charges	75	74	63	289	196
Adjusted EBITDA	$(4,303)	$(3,740)	$(3,758)	$(15,406)	$(15,634)

(1)	Other (income)expense, net primarily represents other miscellaneous income and expenses. Since these charges are non-operational, unusual or infrequent in nature, they are excluded accordingly.

Balance Sheet

(in thousands, except per share amounts)

	December 31,	December 31,
	2023	2022
Assets
Current assets:
Cash and cash equivalents	$5,275	$14,603
Accounts receivable, net of allowance for doubtful accounts of $41 at December 31, 2023 and $73 at December 31, 2022	1,014	1,057
Inventories	5,298	4,965
Prepaid expenses and other current assets	575	362
Total current assets	12,162	20,987

Right of use asset	1,102	2,194
Property and equipment, net	487	702
Other assets	19	312
Total assets	$13,770	$24,195

Liabilities and stockholders' (deficit) equity

Current liabilities:
Accounts payable	$777	$631
Accrued compensation	2,311	1,401
Accrued expenses and other current liabilities	817	657
Leasehold liability, current portion	1,102	1,092
Borrowings	14,293	14,165
Total current liabilities	19,300	17,946

Leasehold liability, long-term portion	-	1,102
Other long-term liabilities	672	1,001
Total liabilities	19,972	20,049

Stockholders' (deficit) equity:
Convertible preferred stock, par value $0.001	-	-
Common stock, par value $0.001	1	8
Additional paid-in capital	414,493	406,514
Accumulated deficit	(420,696)	(402,376)
Total stockholders' (deficit) equity	(6,202)	4,146
Total liabilities and stockholders' (deficit) equity	$13,770	$24,195